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                                                                Exhibit 15






                ACKNOWLEDGMENT LETTER OF INDEPENDENT AUDITORS





Shareholders and Board of Directors
KeyCorp


We are aware of the incorporation by reference in KeyCorp's Registration Statement on Form S-8 pertaining to the KeyCorp Profit Sharing Plus Plan dated July 29, 1994, of our report dated April 19, 1994 relating to the unaudited consolidated interim financial statements of KeyCorp, included in the Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

Pursuant to Rule 436(c) of the Securities Act of 1993, our report is not a part of the Registration Statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1993.


/s/ Ernst & Young


Cleveland, Ohio
July 29, 1994